Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Appian Corporation (“we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock, par value $0.0001 per share. The following summary description of our Class A common stock is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and applicable provisions of the Delaware General Corporation Law.

Authorized Capital Stock

Our certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock.
Our authorized capital stock consists of 600,000,000 shares, all with a par value of $0.0001 per share, of which:

•500,000,000 shares are designated as Class A common stock; and
•100,000,000 shares are designated as Class B common stock.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders. In addition, each class of our common stock may have the right to vote separately in certain instances as listed below under “Economic Rights.”

A separate vote of our Class B common stock will also be required in order for us to, directly or indirectly, take action in the following circumstances:

•if we propose to amend, alter or repeal any provision of our certificate of incorporation or our bylaws that modifies the voting, conversion or other powers, preferences or other special rights or privileges or restrictions of the Class B common stock; or
•if we reclassify any outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to more than one vote for each share thereof.

Our certificate of incorporation provides the authorized number of shares of Class A common stock or Class B common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, except as expressly permitted by the certificate of incorporation, we may not issue any shares of Class B common stock, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividend or distribution paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of common stock treated adversely, voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock may receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock may receive Class B common stock (or rights to acquire shares of Class B common stock).

Liquidation. In the event of our liquidation, dissolution, or winding-up, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock and Class B common stock unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A common stock and Class B common stock, voting separately as a class.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner unless different treatment of the shares of such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of common stock treated adversely, voting separately as a class.

Change of Control Transaction. The holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A common stock and Class B common stock, voting separately as a class, on (a) the closing of the sale, lease, exclusive license, or other disposition of all or substantially all of our assets, (b) the consummation of a merger, reorganization, consolidation, or share transfer which results in our capital stock outstanding immediately before the transaction representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity, or (c) the closing of the transfer (whether by merger, consolidation, or otherwise but excluding a bona fide equity financing), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such asset sale, merger, reorganization, consolidation, or share transfer under any employment, consulting, severance, or other arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.

Anti-Takeover Provisions

Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the Class A common stock and Class B common stock outstanding will be able to elect all of our directors. Our certificate of incorporation provides for a two-class common stock structure, which provides our founders, current stockholders, executives, and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Our certificate of incorporation and bylaws also provide that:

•the authorized number of directors may be changed by resolution of the board of directors or, prior to the date on which all shares of common stock convert into a single class, by resolution of the stockholders;
•vacancies and newly created directorships on the board of directors may be filled (1) by a majority vote of the directors then serving on the board, even though less than a quorum, except as otherwise required by law or determined by the board, or (2) by the stockholders;
•stockholder action may be taken at a duly called meeting of stockholders or, prior to the date on which all shares of common stock convert into a single class, by written consent;
•a special meeting of stockholders may be called by a majority of our whole board of directors, the chair of our board of directors, our chief executive officer or, prior to the date on which all shares of common stock convert into a single class, the holders of at least 10% of the total voting power of our Class B common stock; and
•stockholders seeking to present proposals before any meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and, subject to applicable law, specify requirements as to the form and content of a stockholder’s notice.

The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Other Rights and Preferences

Our shares of Class A common stock are not redeemable and have no preemptive rights.

Listing

Our outstanding shares of Class A common stock are listed on the Nasdaq Global Market under the trading symbol “APPN.”